Exhibit 2.2

FORM OF

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on           , 2022, and sets forth the terms and conditions pursuant to which ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by its shares (“ACE”), shall effect a domestication into a Delaware corporation (the “Domestication”) to be known as “Tempo Automation Holdings, Inc.”, pursuant to Sections 265 and 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, ACE is a Cayman Islands exempted company limited by its shares duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of ACE (the “Board”) has determined that it is advisable and in the best interests of ACE that ACE be converted into and thereafter become, and continue to exist as, a corporation in accordance with Sections 265 and 388 of the DGCL; and

WHEREAS, pursuant to Section 265(h) of the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Sections 265 and 388 of the DGCL.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, ACE agrees as follows:

1. Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), ACE will be converted into a Delaware corporation, pursuant to Sections 265 and 388 of the DGCL, under the name “Tempo Automation Holdings, Inc.” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as ACE. ACE will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of ACE and will constitute a continuation of the existence of ACE in the form of a Delaware corporation.

2. Effective Time. ACE shall file the Certificate of Domestication, in the form attached hereto as Exhibit A, and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 and 265 of the DGCL.

3. Conversion of Securities. As a result of and at the Effective Time, pursuant to the Domestication:

(a)	each of the then issued and outstanding Class A ordinary shares of ACE will convert automatically, on a one-for-one basis, into a share of common stock of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)	each of the then issued and outstanding Class B ordinary shares of ACE will convert automatically, on a one-for-one basis, into a share of common stock of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(c)	each of the then issued and outstanding warrants of ACE will convert automatically into a warrant to acquire one share of the Corporation’s common stock, pursuant to the Warrant Agreement, dated July 27, 2020, between ACE and Continental Stock Transfer & Trust Company, as warrant agent; and

(d)

each of the then issued and outstanding units of ACE that have not been previously separated into the underlying Class A ordinary shares and underlying warrants of ACE upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of common stock of the Corporation and one-half of one redeemable warrant to acquire one share of common stock of the Corporation.

4. Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5. Governing Documents. (i) At the Effective Time, the Certificate of Incorporation of ACE (initially filed in accordance with the Companies Law of the Cayman Islands) shall be canceled and the Amended and Restated Memorandum and Articles of Association of ACE, dated as of July 27, 2020, as amended, shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the By-Laws of the Corporation, in the form attached hereto as Exhibit C (the “By-Laws”), will govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

7. Officers. Each officer of ACE as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time, and shall retain the same title with the Corporation from and after the Effective Time as he or she had with ACE immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the board of directors, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 265(f) of the DGCL, including, without limitation, all of the rights, privileges and powers of ACE, and all property, real, personal and mixed, and all debts due to ACE, as well as all other things and causes of action belonging to ACE, will remain vested in the Corporation and will be the property of the Corporation and the title to any real property vested by deed or otherwise in ACE will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of ACE will be preserved unimpaired, and all debts, liabilities and duties of ACE will remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of ACE, as well as the debts, liabilities and duties of ACE, will not be deemed, as a consequence of the Domestication, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

9. Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, ACE and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of ACE or otherwise to take any and all such action.

10. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11. Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of ACE as of the date first written above.

ACE CONVERGENCE ACQUISITION CORP.

By:
Name: Behrooz Abdi
Title: Chief Executive Officer

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[intentionally omitted]

Exhibit B

Certificate of Incorporation

[intentionally omitted]

Exhibit C

By-Laws

[intentionally omitted]